Exhibit 99.1

RF Acquisition Corp II Announces the Separate Trading of its Ordinary Shares and Rights Commencing July 5, 2024

Grand Cayman, Cayman Islands – July 1, 2024 – RF Acquisition Corp II (NASDAQ: RFAIU) (the “Company”) announced that, commencing July 5, 2024, holders of the 11,500,000 units sold in the Company’s initial public offering may elect to separately trade the ordinary shares and rights included in the units. Any units not separated will continue to trade on The Nasdaq Global Market (the “Nasdaq”) under the symbol “RFAIU,” and the separated ordinary shares and rights are expected to trade on the Nasdaq under the symbols “RFAI” and “RFAIR,” respectively. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and rights.

The units were initially offered by the Company in an underwritten offering. EarlyBirdCapital, Inc. acted as the sole book-running manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on May 16, 2024.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from EarlyBirdCapital, Inc. at Attn: Syndicate Department, 366 Madison Avenue, 8th Floor, New York, New York 10017.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RF Acquisition Corp II

RF Acquisition Corp II is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with us.

RF Acquisition Corp II is led by Tse Meng Ng, the Company’s Chief Executive Officer and Chairman of the board of directors, and Chee Soon Tham, the Company’s Chief Financial Officer and director. The Company’s independent directors include Vincent Hui Yang and Ryan Lee Wen.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Tse Meng Ng

Chairman and CEO

tsemeng.ng@ruifengwealth.com